Exhibit 10.21
EXECUTIVE EMPLOYMENT AGREEMENT
          This Executive Employment Agreement (“Agreement”) is made effective as of March 18, 2009 (“Effective Date”), by and between Pet DRx Corporation, a Delaware corporation (“Company”), and Gene E. Burleson (“Executive”).
R E C I T A L S
          WHEREAS, the Company desires to employ the Executive and retain his services, experience and abilities; and
          WHEREAS, the Executive desires to accept such employment upon the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, it is agreed as follows:
     1. Duties/Position. The Company hereby employs the Executive and the Executive hereby accepts such employment under all of the terms and conditions of this Agreement. The Executive’s principal place of business shall be at an office in Atlanta, Georgia, subject to periodic travel to the Company’s corporate office located in Brentwood, Tennessee and other required business travel. The Executive shall be an officer of the Company, and shall hold the office of Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”).
     2. Employment Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until the date of termination of employment in accordance with Section 5 (the “Employment Term”).
     3. Executive’s Duties, Responsibilities, and Authority.
     a. The Executive shall have and perform diligently the duties of Chief Executive Officer and such other such duties as may be directed by the Board and commensurate with such position and in accordance with the Company’s By-laws. Executive will be responsible for working with the Board and management team in setting and implementing the Company’s strategic direction, as well as serving as the Company’s leading representative. Executive will also oversee and guide the management team in fulfilling its duties.
     b. During the Employment Term, Executive shall perform his duties consistent with his experience and abilities in furtherance of the Company’s interests and shall devote his time, attention, skill and energy to his duties and the performance of the services, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work and services.

     c. The Executive will expend his best efforts on behalf of the Company, and will abide by all Company policies and procedures of which he has been given notice, as well as all applicable laws and regulations.
     4. Compensation. In consideration of the services to be rendered by the Executive, the Company agrees to compensate and to provide benefits to the Executive as follows:
     a. Base Salary. As compensation for Executive’s performance of all of his duties hereunder, Company shall pay to Executive an annual base salary of Three Hundred Sixty Thousand Dollars ($360,000) (“Annual Base Salary”), payable in installments at such times as the Company shall pay its other senior level executive officers, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Board shall review the Annual Base Salary at least annually for merit increases; provided, however, that any increase in Executive’s Annual Base Salary shall be at the Board’s sole discretion.
     b. Bonus Opportunity. The Board may, in its sole and absolute discretion, award the Executive an annual cash bonus.
     c. Benefits. Executive shall be eligible for participation in, and shall receive all benefits under, the benefit plans, practices, policies and programs provided by Company to the extent generally applicable to senior level executives of the Company, subject to the terms and conditions of the Company’s benefit plan documents, policies or programs, as adopted from time to time. The Company reserves the right to change or eliminate the Company’s benefit plans, practices, policies or programs at any time.
     d. Vacation. From and after the Effective Date, Executive shall be entitled to four (4) weeks annual paid vacation per full calendar year worked in accordance with the plans, policies, and programs of the Company as in effect for senior level executives of the Company. For 2008, vacation entitlement shall be prorated based on days worked in 2008 from November 18, 2008.
     e. Expenses. Executive shall be entitled to receive prompt reimbursement in accordance with the Company’s reimbursement policies for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company (including mobile telephone usage). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.
     5. Termination. Notwithstanding any other provision of this Agreement, the Agreement and the Executive’s employment hereunder shall be terminated as follows:

     a. Termination by the Company With Cause.
     i. The Company may terminate this Agreement and the Executive’s employment for Cause, as defined herein, upon written notice to the Executive setting forth in reasonable detail the facts and circumstances upon which the Board shall have determined, following reasonable inquiry, that Cause exists.
     ii. As used herein, “Cause” shall mean (i) any willful, material violation of any law or regulation applicable to the business of the Company or any affiliate of the Company; (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (iii) commission of any act of personal dishonesty which involves personal profit in connection with the Company or any affiliate of the Company; (iv) any material breach of any provisions of any agreement or understanding between the Company or any affiliate of the Company and Executive regarding the terms of Executive’s service as an employee, officer, director or consultant to the Company or any affiliate of the Company, including, without limitation, the willful and continued failure or refusal to perform the material duties required of Executive as an employee, officer, director or consultant of the Company or any affiliate of the Company (other than as a result of Disability) or a breach of any applicable creative works assignment and confidentiality agreement or similar agreement between the Company or any affiliate of the Company and Executive; (v) disregard of the policies of the Company or any affiliate of the Company, so as to cause material loss, damage or injury to the property, reputation or employees of the Company or any affiliate of the Company; or (vi) the Executive is in breach of the terms of Sections 6, 7 and/or 8 hereof; provided, however, for purposes of subclauses (iv), (v) and (vi), no such action for omission, separately or together, shall constitute an event of “Cause” unless the Board gives written notice to the Executive specifying the act(s) or omission(s) the Board believes to be Cause and gives the Executive an opportunity to cure or amend such contract to the reasonable satisfaction of the Board.
     iii. If the Company terminates the Executive’s employment for Cause, then the Executive shall be entitled only to the “Accrued Obligations.” For purposes of this Agreement, the Accrued Obligations shall mean: (i) all accrued but unpaid Annual Base Salary as of the date of termination; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 4(c) and (e) hereof, to the extent incurred during the Employment Term; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including vested stock options and rights to equity in the Company to the extent provided pursuant to the applicable plan or agreement; and (iv) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and coverage under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

     b. Termination by the Executive for Good Reason. The Executive may terminate this Agreement and his employment for Good Reason, as defined herein; upon written notice to the Board setting forth in reasonable detail the facts and circumstances upon which the Executive shall have determined that Good Reason exists. For purposes herein, “Good Reason” shall mean the occurrence of any of the following without the Executive’s express, written consent:
     i. the assignment to the Executive of any duties or the reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities;
     ii. in the event of a Change in Control (as defined below), the Executive is not appointed as the Chief Executive Officer of the acquirer, unless the Executive rejects the offer of the position;
     iii. a reduction by the Company in the Annual Base Salary of the Executive;
     iv. the Company requires the Executive to have a principal office other than within the Atlanta, Georgia greater metropolitan area; or
     v. a material breach by the Company of this Agreement, including, without limitation, the failure of the Company to pay any material item of compensation substantially when due;
provided, however, that for a termination of employment by the Executive to be for Good Reason, the Executive must notify the Company in writing of the event giving rise to Good Reason within sixty (60) days following the occurrence of the event (or if later the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Company by the Executive, and the Executive must resign effective no later than thirty (30) days following the Company’s failure to cure the event. In the event that the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall be entitled to the same payments and benefits described in Section 5(c).
As used in clause (ii) above, “Change in Control” means the occurrence of either of the following events:
     (A) the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Company prior to such acquisition), of stock of Company, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Company; or

     (B) within any twelve-month period (beginning on or after the Effective Date) the acquisition by any one person, or more than one person acting as a group, of the assets of Company, that have a total gross fair market value of sixty-five percent (65%) or more of the total gross fair market value of all of the assets of Company, immediately before such acquisition or acquisitions;
provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change of Control:
     (I) an entity as to which the shareholders of Company immediately before the transfer continue to own, directly or indirectly, immediately after the transfer, more than fifty percent (50%) of the total fair market value or total voting power of the stock, immediately after the transfer;
     (II) an entity, more than fifty percent (50%) of the total fair market value or total voting power of the stock of which is owned, directly or indirectly, by Company; or
     (III) any employee benefit plan maintained by or contributed to by Company.
For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Company. Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an employee. It is intended that this definition of Change in Control be consistent with the definition of a “change in the ownership of a corporation” or a “change in a substantial portion of the assets of a corporation” within the meaning of Code Section 409A, and this definition shall be construed consistent with such intent.
     c. Termination by the Company Without Cause. The Company may terminate this Agreement and the Executive’s employment without Cause at any time. In the event that the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to:
     i. the Accrued Obligations, which shall be paid when such amounts would have been paid if the Executive has remained employed following such termination by the Company without Cause;
     ii. an amount equal to twelve (12) months of Annual Base Salary which shall be paid in accordance with the Company’s payroll practices; provided, however that if such termination of employment occurs within twelve (12) months following a Change in Control, such total amount shall be paid in a single lump sum;

     iii. effective on the date of the termination of employment, all stock options granted to Executive that are unvested shall become fully vested and exercisable as of the effective date of the Executive’s termination of employment; and
     iv. continuation of the health benefits (only under the Company’s or its successor’s medical and dental insurance plans, if any) in accordance with this paragraph for the lesser of two (2) years or the period that the Executive is entitled to continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided that the Executive must elect COBRA coverage to be entitled to this benefit, and provided further that:
     (A) if any such plan is fully insured, then the Executive shall be required to pay as each COBRA premium an amount equal to the allocable share of the cost of coverage for similarly situated active employees of the Company under such plan; or
     (B) if any such plan is not fully insured, the Executive shall be required to pay the full COBRA premium and the Company will reimburse the Executive for a portion of the COBRA premium charged to the Executive that represents the Company’s allocable share of the cost of coverage for similarly situated active employees of the Company under such plan;
provided, however, that as a condition of receiving the payments and benefits in clauses (ii), (iii), and (iv), the Executive shall execute, date and return to the Company on or within twenty-one (21) days after the delivery date (and not timely revoke during any revocation period provided therein) a comprehensive release, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers, directors, affiliates, and all related parties, in the form attached hereto as Exhibit A; provided, however, that the release will not apply to the payment and benefits described in clauses (i) through (iv).
     d. Termination By Reason of Death or Disability.
     i. This Agreement will terminate automatically upon the Executive’s death. The Company may terminate Executive’s employment at the expiration of the Disability Period (as defined below), such termination to be effective upon Executive’s receipt of written notice of such termination.
     ii. In the event the Executive’s employment is terminated due to his death or at the expiration of the Disability Period (as defined below), the Company shall not be obligated to provide the Executive any compensation or benefits (other than the Accrued Obligations) after the effective date of such termination except as required by law or regulation.
     iii. For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of the

Executive’s duties. Any question as to the existence, extent or potentiality of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (or the Executive’s duly appointed representative), which approval shall not be unreasonably withheld. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
     iv. For purposes of this Agreement, “Disability Period” means a period, beginning on the date the Company determines that the Executive is subject to a Disability and ending on the earlier of the date the Executive begins receiving income replacement benefits under any long term disability plan or policy maintained by the Company or the date that is six (6) months after such determination, during which the Executive remains subject to a Disability
     e. Effect of Termination. If the Company terminates this Agreement as provided herein, it shall not be obligated to provide the Executive any compensation or benefits after the effective date of such termination except as otherwise set forth in this Section 5 and as required by law or regulation. The Executive’s entitlement to any amount of severance or other post-termination benefits under this Agreement shall be subject to the following conditions:
     i. All payments of severance and other post-termination benefits under this Agreement shall accrue from the date of termination and shall be made or commence no later than the sixtieth (60th) day following the Executive’s termination of employment, with any accrued but unpaid severance or benefits being paid or provided on the date of the first payment; provided, however, that if the Executive is a “specified employee” within the meaning of Code Section 409A, at the date of his termination of employment, then such portion of the payments or benefits under Section 5(b) or 5(c) that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his termination of employment; and
     ii. For purposes of Sections 5(b) and (c), the Executive will have experienced a termination of employment only if either (i) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, the “Service Recipient”) or (B) the Service Recipient and the Executive reasonably anticipate that the level of bona fide services the Executive will perform for the Service Recipient after a given date (whether as an employee or as an independent contractor) will permanently decrease (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the

Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).
     f. Employment Status. Executive’s continued employment with the Company is subject to the ongoing review and approval of the Company and its Board in their sole and absolute discretion. Except as otherwise provided for herein, all terms and conditions of employment (such as hours of work, job duties and benefits, etc.) are subject to change by the Company at any time and for any reason. Similarly, the Company has the same right to terminate the employment relationship at any time and for any reason, or for no reason, with or without Cause. Executive further understands that he is an “at-will” employee of the Company, and that this “at-will” relationship cannot be modified except by written agreement between the Executive and the Company. Nothing in this Section shall be construed to take away any rights that the Executive has during the Employment Term pursuant to this Agreement, including his rights pursuant to Sections 5(b) and 5(c) hereof.
     6. Confidentiality. Concurrently herewith, Executive shall execute the Company’s standard form Confidentiality and Assignment of Creative Works Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B. The Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof and shall survive the termination of this Agreement.
     7. Non-Competition; Non-Solicitation.
     a. The Executive agrees that, during his employment with the Company and for one (1) year following his termination of employment for any reason (the “Applicable Period”), the Executive will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area (as defined below), either directly or indirectly, on his own behalf, or in the service of or on behalf of others, provide managerial services or management consulting services substantially similar to those Executive provides for the Company to any person, firm, corporation, joint venture, or other business that is engaged in the same or a substantially similar business as the business of the Company, other than the Company or an affiliate of the Company. The Executive acknowledges and agrees that the business of the Company is conducted in the Area. For purposes of this Section 7(a), the “Area” means any area within a fifty (50) mile radius of the Company’s principal corporate offices in the State of Tennessee; any area within a twenty-five (25) mile radius of any location where the Company or an Affiliate conducting the business of the Company opens a veterinary clinic on or after the Effective Date and prior to the termination of the Executive’s employment hereunder; and any area within a fifty (50) mile radius of any location where the Company or an Affiliate conducting the business of the Company opens a specialty veterinary hospital on or after the Effective Date and prior to the termination of the Executive’s employment hereunder.
     b. The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit any individual or entity which is an actual or, to his knowledge, actively sought prospective client of the Company or any of its Affiliates (determined as of date of termination of employment) with whom he had material contact during the last two (2) years of the Executive’s employment with the Company, for the purpose of offering services substantially similar to those offered by the Company.
     c. Executive understands and agrees that the Company’s employees and any information regarding the Company’s employees is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the Applicable Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting or attempting to hire or hiring any of Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company; provided, however, that Executive being named as a referral on the resume of a Company employee and Executive responding to inquiries resulting therefrom shall not violate this Agreement.
     d. Executive agrees that these covenants are reasonable with respect to their duration, geographical area and scope. Executive acknowledges that Executive’s breach of the covenants contained in this Section would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security. Executive also acknowledges that each of these covenants survives termination of this Agreement for any reason.
     e. In the event that this Section 7 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.
     8. Executive Representations. The Executive represents that:
     a. Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

     b. he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound; and
     c. in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.
     9. Indemnification of the Executive. The Company shall indemnify the Executive to the extent provided under the Company’s Articles of Incorporation or By-laws, and any separate indemnification agreement between the Company and the Executive, if any.
     10. Taxes. Notwithstanding anything contained herein to the contrary, all payments made under this Agreement shall be subject to withholding for all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law. The Company and the Executive desire that the benefits and payments described in this Agreement be exempt from, or comply with, the requirements of Code Section 409A. To that end, if the Executive suggests any amendments to this Agreement that the Executive believes will make certain benefits or payments under this Agreement exempt from or compliant with Code Section 409A, the Company will use reasonable efforts to cooperate with the Executive in negotiating and implementing any such amendments, provided that such amendments do not, in the sole discretion of the Company, have a cost to the Company (apart from legal fees associated with negotiating, drafting and submitting any required regulatory filings), or adversely affect the Company in any manner. Notwithstanding the foregoing, the Company makes no guarantee as to any tax consequences relating to this Agreement, and the Company does not represent or warrant that any payments or benefits under this Agreement are exempt from or compliant with Code Section 409A. Further, the Executive shall be responsible for his own taxes under this Agreement, including, if and to the extent applicable, taxes under Section 409A and 4999 of the Internal Revenue Code.
     11. Governing Law; Arbitration; Expenses.
     a. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to its principles regarding choice of law. Subject to Section 11(b), the parties hereto consent to venue in the courts of the State of Delaware or in the Federal courts sitting in the State of Delaware with respect to any dispute regarding the subject matter hereof.
     b. In the event of any dispute under the provisions of this Agreement other than a dispute pursuant to Section 6 or 7, the parties shall be required to have the dispute, controversy or claim settled by binding arbitration in Atlanta, Georgia in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before either one arbitrator jointly agreed to by the parties, or if they cannot agree, a panel of three arbitrators, one of whom shall each be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The fees of the American Arbitration Association and the arbitrators shared equally by the parties, subject to Section 11(c) hereof.
     c. The party that materially prevails in any dispute litigated or arbitrated pursuant to Section 11(a) or 11(b) hereof shall be entitled to reimbursement for all of such party’s fees and costs (including, without limitation, the fees of the American Arbitration Association and the arbitrators and reasonable attorneys’ fees and expenses) that are incurred during the Employment Term or thereafter during the Executive’s lifetime, and which shall be reimbursed promptly following submission of proof of the expenses but not later than March 15 of the year following the year in which the judgment on arbitration award becomes final.
     Executive must initial here: __________                     Company representative must initial here: __________
     12. Miscellaneous.
     a. Notices. All notices, requests, demands and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) one (1) business day after being deposited with a reputable, nationally known overnight delivery service for service the next business day, or (iii) upon receipt after having been mailed by registered or certified mail, postage prepaid and return receipt requested; in each case addressed to the relevant address below or to such address as either party may hereafter designate by written notice to the other party in accordance herewith.

If to the Executive:	Mr. Gene E. Burleson 320 Argonne Drive Atlanta, Georgia 30305

If to the Company:	ATTN: Chairman of Compensation Committee Board of Directors Pet DRx Corporation 215 Centerview Drive Building Three, Suite 360 Brentwood, TN 37027 Fax # (615) 346-5017

With a Copy to:	General Counsel Pet DRx Corporation 215 Centerview Drive Building Three, Suite 360 Brentwood, TN 37027 Fax # (408) 521-2168

     b. Entire Agreement; Assignment. This Agreement supersedes all prior agreements and negotiations and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and executed on its behalf by a duly authorized officer. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Company. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the entity defined as the “Company” herein prior to such assignment shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Company” hereunder. Further, the Executive shall not be deemed to have incurred a termination of employment hereunder as a result of such assignment. The Agreement is a personal contract and the rights and interests of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     c. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not in any way affect, impair or render unenforceable any other provision of this Agreement, all of which shall remain in full force and effect.
     d. Survival. Section 6 through 12 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.
     e. Modification. This Agreement may not be amended or modified except by a document signed by the Executive and an authorized representative of the Board which specifically states that it is amending this Agreement.
     f. Authority. The signatories below on behalf of the Company have the full legal authority to bind the Company to all of the terms of this Agreement.
     g. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company:	PET DRX CORPORATION

By:

Richard Johnston Chairman, Compensation Committee Board of Directors

Executive:

Gene E. Burleson

EXHIBIT A
SEPARATION AND RELEASE AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of _________ ___, 200___, by and between PET DRX CORPORATION, a Delaware corporation (the “Company”), and ____________ (“Executive”).
BACKGROUND
     Pursuant to Section 5(b) or 5(c) of that certain employment agreement dated _________ ___, 200___ between Executive and the Company (the “Employment Agreement”), Executive has resigned his employment with the Company for Good Reason (as defined in the Employment Agreement) or the Company has terminated Executive’s employment without Cause (as defined in the Employment Agreement), effective as of _________ ___, 200___. In connection with the termination of Executive’s employment and the execution of this Agreement, the Company agrees to provide Executive with the payments and benefits and other consideration described in either Section 5(b) or 5(c) of the Employment Agreement, as applicable (the “Severance Benefits”).
AGREEMENT
     In consideration for the mutual promises contained in this Agreement, the Company and Executive agree as follows:
1.	Employment Termination.
     (a) General Terms. The Company and Executive agree that:
          (1) Executive shall cease to be an employee, officer, and director of, and to hold any positions with, the Company as of _________ ___, 200___;
          (2) Executive’s last day of employment with the Company shall be _________ ___, 200___, and on that date, he shall have incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Termination Date”);
          (3) Executive hereby resigns, effective as of _________ ___, 200___, from any and all titles and positions with the Company. Executive agrees to tender and memorialize his resignation from any and all such positions in any other manner and form as the Company may reasonably request; and
          (4) This Agreement was first delivered to Executive on _________ ___, 200___ (“Delivery Date”).
     (a) Satisfaction of Obligations. The Severance Benefits are in full and final satisfaction of all obligations that the Company has to Executive. Without limiting the foregoing, the Severance Benefits replace any and all obligations of the Company under any and all letters, agreements, understandings, plans and policies, relating to Executive’s employment and severance, except as otherwise provided in the Employment Agreement. Executive agrees that the Severance Benefits are adequate consideration for (i) the agreements he makes in this Agreement, and (ii) the releases he gives pursuant to this Agreement.
     (b) No Other Payments or Benefits. Executive shall not be eligible for, and he will not receive, any payments or benefits from the Company, or under any plan, agreement, or arrangement in which Executive or the Company are a party or participate which are not expressly set forth in Section 5(b) or 5(c) of the Employment Agreement.
2.	Payments and Benefits Following Executive’s Severance Date.
     (a) General Conditions. The Company shall provide to Executive the Severance Benefits when required by the Employment Agreement. However, for these payments and benefits to be due, Executive must have signed, dated and returned this Agreement to the Company on or within 21 days after the Delivery Date, Executive must not revoke this Agreement, the Company must not revoke this Agreement, and the revocation period described in Section 9 must have expired. This Agreement shall become effective as of the latest of the date of the day after expiration of the revocation period, or _________ ___, 200___ (the “Effective Date”). Notwithstanding any other provision of this Agreement, Executive’s termination of employment will become effective _________ ___, 200___, regardless of the general effective date of this Agreement and regardless of whether Executive revokes this Agreement.
     (b) Taxes. Executive is solely responsible for paying any and all taxes he owes on the Severance Benefits. The preceding provision does not, and shall not be construed to make Executive responsible for taxes that are imposed on any person or entity other than himself. The Company will withhold all taxes that it determines are legally required to be withheld.
3.	Cooperation.
     (a) Transition. Executive shall cooperate with the Company in ensuring an orderly transition of matters handled by Executive. Executive shall sign any documents and do anything that is reasonably necessary in the future to implement his agreements in this Agreement.
     (b) Non-disparagement. Executive agrees that he shall not, directly or indirectly, make, cause, encourage or assist to be made any statements, comments or remarks, whether oral, in writing or electronically transmitted, which might reasonably be considered to be derogatory or defamatory, or to malign, harm, defame, disparage or damage the reputation of the Company or any of the other Released Parties (as defined below). This subsection shall not apply to any communications that are (i) intended to comply with the requirements and policies of any federal or state agency, (ii) intended to cooperate with any investigation or request for information from any state or federal government agency, or (iii) made in connection with any judicial or administrative proceeding. Executive agrees that he will not make any statements about the Company or any of the other Released Parties to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Chairman of the Board of Directors of the Company.
     (c) Cooperation as a Witness. Executive shall cooperate with the Company as a witness in all matters about which he has knowledge as a result of his prior positions with the Company if the Company requests his testimony. To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of his participation in any such witness activities in a reasonable manner to take into account his then-current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Executive incurs for travel required by the Company with respect to those activities.
4.	General Release of Claims by Executive.
     (a) Release. As a material inducement for the Company to enter into this Agreement, Executive hereby forever, irrevocably and unconditionally, releases and discharges the Company and the other Released Parties (as defined below) from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, which he now has, or claims to have, or which Executive at any time had, or claimed to have, or which Executive at any time hereafter may have, or claim to have, against the Company, in each case as to acts or omissions occurring up to and including the day before the Effective Date, including, without limitation, any claim of breach of fiduciary duty, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance (all such matters hereby released, collectively referred to as “Claims”).
This release will not apply to any claim for payments or benefits Executive may have in connection with the Severance Benefits, any rights he may have with respect to vested stock options or any rights to the “Accrued Obligations” as defined in the Employment Agreement.
     (b) Released Parties. As used in this Agreement, the “Released Parties” are the Company and all of its related companies, partnerships or joint ventures, including but not limited to, direct and indirect parent and subsidiary companies, and their predecessors and successors; and, with regard to each of those entities, except for Executive, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of these programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection. Executive understands that this release covers him and anyone who might have a claim through him or because of him, such as a past, current or future spouse, his family, heirs, executors, representatives, agents and their successors and assigns.
     (c) No Lawsuits. Executive has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he is releasing in this Agreement. Executive agrees never to institute, or participate in any action against any of the Releasees with respect to any Claim released by this Agreement, except as required by subpoena, court order, or other compulsory process and except that he may participate in an investigation or proceeding conducted by an agency of the United States government or of any state. Executive has not assigned or transferred any Claim he is releasing, nor has he purported to do so. Notwithstanding any language herein to the contrary, Executive understands that nothing in this Release prohibits Executive from filing or pursuing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or a claim with the National Labor Relations Board (“NLRB”); provided that, by signing this Agreement, Executive agrees to waive and relinquish any personal or monetary gain that would otherwise result from such EEOC or NLRB claim.
     (d) Release of Age Claims. Executive expressly and specifically waives any and all rights or claims which he may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. (“ADEA”). Executive acknowledges that this waiver is knowingly and voluntarily made and specifically agrees that: (i) this waiver is written in a manner that he understands; (ii) this waiver specifically relates to rights and claims under the ADEA; (iii) he does not waive any rights or claims that may arise after the date he signs this Agreement; (iv) he is waiving these rights or claims in exchange for substantial consideration in excess of anything of value to which he is otherwise entitled to receive; (v) he has been advised in writing, and given the opportunity, to consult with an attorney before signing this Agreement; (vi) he has been given a period of 21 days to review this Agreement; and (viii) after Executive has signed this Agreement, he or the Company may revoke this Agreement by providing written notice as provided in Section 9 hereof within 7 days following his execution of the Agreement or if later by _________ ___, 200___. Notwithstanding the foregoing, Executive’s termination of employment at _________ ___, 200___ shall be unaffected by his revocation of this Agreement. Executive specifically agrees that the 21-day period that he has to review this Agreement (including this release) and to consult an attorney began to run on the date he executed the Amendment, and that any changes made since that date have not extended or restarted that 21-day period.
5.	Consequences of Violating Executive’s Agreements or Breaching Executive’s Release.
     Executive understands that his agreements in Sections 3 and 4 and the releases provided in this Agreement are especially important reasons why the Company offered Executive the Severance Benefits. Therefore, Executive agrees that if he breaches any of those agreements or the releases, then, along with all other rights and remedies available to the Company and their affiliates at law or in equity, the Company also can stop all payments and benefits arising under the Severance Benefits to Executive immediately and can recover from Executive any payments and benefits that he already received. Executive agrees that, in the event of his breach of any agreement, any release or any other terms of this Agreement, the Company, in addition to all other rights and remedies available to it at law or in equity, may recover damages from Executive, and will be entitled to an injunction restraining Executive from breaching his agreements, the releases or any other terms of this Agreement. Executive also agrees to pay, promptly upon demand, but in no event later than thirty (30) days after a final judicial determination that the Executive has breached this Agreement, the reasonable attorneys’ fees and related damages the Company may incur as a result of Executive breaching his agreements, a release or any other term(s) of this Agreement or if any representation Executive made in this Agreement was false when made. Executive understands that no provision in this Agreement is to be construed as a waiver or prohibition against the Company pursuing any other legal or equitable remedy for a breach of this Agreement. Executive understands, however, that this section will not apply to any challenge of the validity of the release given under the ADEA.
6.	Consequences of Breach by the Company.
     The Company agrees that, in the event of its breach of this Agreement, Executive, in addition to all other rights and remedies available to him at law or in equity, may recover damages from the Company. The Company also agrees to pay, promptly upon demand, but in no event later than thirty (30) days after a judicial determination that the Company has breached this Agreement, the reasonable attorneys’ fees and related damages that Executive may incur as a result of the Company breaching this Agreement.
7.  Non-disparagement by the Company. The Company agrees that the Company will provide directives, as appropriate, to the current members of the Boards of Directors and executive officers of the Company to not make any statements which are derogatory to Executive. This directive shall not apply to any communications that are (a) between the Company and its auditors, (b) intended to comply with the requirements and policies of any federal or state agency, (c) intended to cooperate with any investigation or request for information from any state or federal government agency, (d) made in connection with any judicial or administrative proceeding, or (e) between members of the Boards of Directors and/or executive officers of the Company in the course of operating the Company’s business, provided the communications are not published to third parties.
8.	Miscellaneous Provisions.
     (a) Binding Agreement. This Agreement is final and binding. Executive has carefully read and fully understands all of the provisions of this Agreement.
     (b) Entire Agreement. This Agreement forms the entire agreement between the Company and Executive and supersede all other agreements, understandings, plans or arrangements relating to the subject matter hereof, except that (1) the provisions of Sections 6 through 12 of the Employment Agreement shall survive Executive’s termination of employment pursuant to Section 12(d) thereof, and (2) this Agreement does not supersede or affect the Confidentiality and Assignment of Creative Works Agreement between Company and Executive dated _________ ___, 200___. Executive acknowledges that the Company has made no representations or promises to Executive, written or oral, other than those in this Agreement.
     (c) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.
     (d) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. This Agreement may be assigned by the Company to an affiliate, to any legal successor to all or a portion of the business of the Company or an affiliate, or to an entity which purchases assets from either of the Company or an affiliate. In the event the Company assigns this Agreement as permitted by this Agreement, “the Company” as defined herein will refer to the assignee. Executive may not assign this Agreement.
     (e) Waiver. The waiver by the Company of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.
     (f) Arbitration. In the event of any dispute under this Agreement, other than a dispute pursuant to Section 8(b) that relates to Section 6 through 12 of the Employment Agreement or the Confidentiality Agreement, the parties shall be required to have the dispute resolved by binding arbitration in Atlanta, Georgia in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before either one arbitrator jointly agreed to by the parties, or if they cannot agree, a panel of three arbitrators, one of whom shall each be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrator shall be final, binding and unappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The fees of the American Arbitration Association and the arbitrators shall be shared equally by the parties; provided, however, that the party that materially prevails in any dispute arbitrated pursuant to this Agreement shall be entitled to reimbursement for all of such party’s fees and costs (including, without limitation, the fees of the American Arbitration Association and the arbitrators and reasonable attorneys’ fees and expenses) that are incurred at any time, and such fees and costs shall be reimbursed promptly following submission of proof the expenses but not later of March 15 of the year following year in which the judgment on the arbitration award becomes final.
     (g) Governing Law. This Agreement will be governed by and construed in accordance with Delaware law.
     (h) Interpretation. Captions and section and subsection headings used herein are provided for convenience only and are not part of this Agreement and shall not be used in construing it. Executive acknowledges that this Agreement is not an admission of guilt or wrongdoing by the Company.
     (i) Blue Penciling. If any court or arbitrator determines that any of the provisions contained in this Agreement, or any part of it, are unenforceable because of the length of any period of time, the size of any area or the scope of activities contained in those provision(s), then that period of time, area or scope will be considered to be adjusted to a period of time, area or scope which would cure that invalidity, and those provisions in their revised form will then be enforced to the maximum extent permitted by applicable law.
     (j) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.
     (k) Counterparts. This Agreement may be signed in counterparts, and the signed counterparts will form a single agreement.
9.	Notice and Acknowledgement.
     Executive acknowledges that, before signing this Agreement, he was given a period of 21 days in which to consider this Agreement. Executive understands this Agreement and is entering into it voluntarily. If Executive chooses to sign this Agreement before the 21 days have elapsed since this Agreement was delivered to him, he agrees that he has done so knowingly and voluntarily without coercion or duress of any kind. Executive further acknowledges that the Company has encouraged and does encourage him to discuss this Agreement with an attorney before signing it and that Executive did so to the extent he deemed appropriate. In any event, before Executive signs this Agreement, he will have thoroughly reviewed, carefully considered and understood its effect. Also, after Executive has signed this Agreement, he has until the later of 7 days after signing or _________ ___, 200___ to reconsider and revoke it, but he must do so within that period by providing written notice received by the Company during that period at Pet DRx Corporation, 215 Centerview Drive, Suite 360, Brentwood, TN 37027, Attention: General Counsel. Notwithstanding the foregoing, Executive’s termination of employment at _________ ___, 200___, shall be unaffected by his revocation of this Agreement.

PET DRX CORPORATION

Date:	By:

Title:

Executive

Date:

EXHIBIT B
CONFIDENTIALITY AGREEMENT
EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT
OF CREATIVE WORKS AGREEMENT
     This Employee Confidentiality and Assignment of Creative Works Agreement is entered into as of the last date set forth on the signature page hereto, by and between Pet DRx Corporation, a Delaware corporation (“Company”), and the individual and/or entity identified on the signature page hereto (“Employee”). For purposes of this Agreement, the “Company” shall include any company which controls or is controlled by the Company, as well as all other affiliates of Company and/or its principals and each such company is an intended third-party beneficiary of this Agreement.
RECITALS
     A. Employee understands and acknowledges that Company has developed and used and will be developing and using Confidential Information (as defined below) in connection with its business. This information was developed and will be developed by Company at great expense and constitutes, among other things, trade secrets of Company. To safeguard this Confidential Information, Company has instituted policies and procedures to protect such information. In connection with his or her employment by Company, Employee will come into contact with the Confidential Information and shall be under a duty to protect that information from unauthorized disclosure or use.
     B. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, proprietary business plans, product plans, products, services, customer lists, software, developments, inventions, processes, technology, information pertaining to suppliers or customers of the Company and marketing, financial or other business information, which becomes known to Employee in writing, orally, electronically or through observation. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.
     C. During the term of his or her employment by Company, Employee may, either solely or in cooperation with others, create Creative Works. All such Creative Works shall be the sole and exclusive property of Company.
     D. “Creative Works” include, but are not limited to, all original works of authorship, inventions (whether patentable or not), discoveries, designs, computer hardware and software, algorithms, programming, scripts, or other proprietary information and related improvements and devices, which are conceived, developed, or made by Employee, either alone or with others, in whole or in part, on or off Company’s premises: (i) during Employee’s employment with Company, (ii) with the use of the time, materials, or facilities of Company, and (iii) relating to any product, service, or activity of Company of which Employee has knowledge, or (iv) suggested by or resulting from any work performed by Employee for Company.

AGREEMENT
     In consideration of the foregoing Recitals (which are incorporated herein by reference) and the promises and covenants set forth below, the parties agree as follows:
     1. Confidentiality Obligations. During and after his or her term of engagement, Employee shall:
          (a) Hold in trust, keep confidential, and not disclose to any third party or make any use whatsoever of Confidential Information except as expressly authorized in writing by Company;
          (b) Not cause the transmission, removal, or transport by any means, including electronic, of Confidential Information outside of Company;
          (c) Take all reasonable actions to assure proper precautions have been taken to prevent unauthorized access to, the disclosure of, or loss or destruction of Confidential Information;
          (d) Not use, or cause or permit others to use, any Confidential Information for any purpose except as expressly authorized in writing by Company in connection with his employment by the Company; and
          (e) Promptly deliver to Company, upon termination of Employee’s engagement or at any other time requested by Company, all Confidential Information in Employee’s possession or control, including, without limitation, any and all software, data, memoranda, notes, e-mail, records, and other documents, electronic or otherwise, including all copies thereof, constituting or relating to the Confidential Information in Employee’s possession or control; provided that Employee shall be entitled to retain one (1) copy of such Confidential Information for the sole purpose of defending himself in connection with any lawsuit filed by the Company, its officers, shareholders, directors or employees, against the Employee.
     2. Ownership of Confidential Information. Employee acknowledges that all Confidential Information is and shall remain the property of Company and that the Company is the sole owner of all rights in connection therewith. Employee hereby assigns and transfers to Company any and all right, title and/or interest he may have or acquire in all Confidential Information over the course of the employment relationship.
     3. Disclosure of Creative Works. Employee agrees to disclose promptly and fully to the Company all Creative Works, current or proposed.
     4. Ownership of Creative Works.
          4.1. Copyrights. In addition to the rights granted by Employee to the Company elsewhere in this Agreement, the following interests in copyright shall vest in Company:

               (a) All Creative Works that are first created and prepared by Employee under this Agreement that are encompassed by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976 will be considered a “work made for hire,” and Company will be deemed the sole author and owner of all copyrights in any such works.
               (b) With respect to all Creative Works that are first created and prepared by Employee under this Agreement that are not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Employee would be regarded as the copyright author and owner, Employee hereby assigns to Company Employee’s entire right, title, and interest in and to such works, including all copyrights therein.
          4.2. Other Proprietary Rights. In addition to the rights granted by Employee to Company elsewhere in this Agreement, Employee agrees to and herby does, assign and transfer to Company, and agrees that Company shall be the sole owner of all Creative Works, including, but not limited to, all patent rights, know-how, trade secrets, confidential information, and any other intellectual property related thereto recognized in the United States, any foreign jurisdiction or any international treaty regime. Company shall have the right to use all Creative Works, whether original or derivative, in any manner whatsoever.
          4.3. Effectuating Company’s Rights. Employee agrees, during employment and at any time thereafter, to execute any written documents necessary to effectuate the assignment to Company of any and all Creative Works to which Company is entitled as provided in this Agreement, and to execute all papers and perform any other lawful acts requested by Company for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works, and will execute all papers and perform any other lawful acts necessary to vest title in Company to the Creative Works, including, but not limited to, all trademarks, copyrights, and patents. In the event Company is unable for any reason to secure Employee’s signature to any document Company requests Employee to execute under this Section, Employee hereby irrevocably designates and appoints Company and Company’s duly designated authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee to execute such document and to file such application and to do all other lawfully permitted acts with the same legal force and effect as if executed by Employee. Employee agrees that he or she will not be entitled to any compensation in addition to the salary provided for his or her employment for providing any of the services in this Section 4, but Employee shall be reimbursed for actual expenses incurred in rendering the services.
          4.4. To the extent, if any, that any intellectual property rights in the Creative Works are not assignable or that, notwithstanding Section 4.3, Employee for any reason retains any right, title or interest in and to any Creative Works, Employee (a) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights; (b) agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights; and (c) hereby grants to Company a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive, worldwide right and license under such intellectual property rights to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Company) all or any portion of such Creative Works. The license granted herein shall commence on creation of the Creative Works and shall continue in perpetuity and without regard to the term of this Agreement or the term of Employee’s employment with the Company. Employee hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any rights in the Creative Works assigned hereunder to Company.
     5. Notice to Employ. The assignment provided in Section 4 (Ownership of Creative Works) does not apply to an invention that Employee developed entirely on his or her own time without using Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or (b) result from any work performed by Employee for Company.
     6. Equitable Remedies. The parties recognize that irreparable injury will result to Company if Employee breaches any provision of this Agreement, and Employee agrees that if it should engage, or directly cause any other person or entity to engage, in any act in violation of any provision of this Agreement, then Company shall be entitled, in addition to any other remedies, damages and relief as may be available under applicable law, to seek an injunction prohibiting the Employee from engaging in any such act or specifically enforcing this Agreement, as the case may be. It is understood and agreed that no failure or delay by Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.
     7. Notice Regarding Compelled Disclosure. In the event Employee is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, Employee shall provide Company with prompt notice of such request(s) to enable Company to seek an appropriate protective order or pursue other authorized procedures to challenge the attempt to compel disclosure. Employee shall cooperate with Company, at Company’s expense, in its efforts to challenge such compelled disclosure.
     8. Entire Agreement. This Agreement contains the entire agreement of the parties hereto, supersedes all prior agreements, and understandings, whether oral or in writing, if any, relating to the subject matter hereof, and may be amended only by written agreement of the parties hereto.
     9. Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties and the remainder of this Agreement shall continue in full force and effect. This Agreement is the result of negotiations between the parties, each of whom shall be deemed to have drawn this Agreement. No negative interference or interpretation shall be made by a court against the draftsman of this Agreement.

     10. Effective Date. This Agreement shall be effective on the earlier of the date of Employee’s signature as written below, or the first date any Confidential Information was or is first disclosed to Employee.
     11. Attorney’s Fees. In the event that any proceeding or action is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover its costs of suit, including reasonable attorney’s fees.
     12. Survival. The provisions of Sections 1, 2, 4, 5, 6, 7, 8, 9 and 11 through 13 shall survive the termination of this Agreement and/or termination of Employee’s employment with the Company.
     13. Governing Law. The terms of this Agreement shall in all respects be governed by, construed, and interpreted in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws, principles or rules and the Federal and State Courts in Delaware shall have jurisdiction over any dispute relating to the Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement to become effective as provided in Section 10.

“Company”	PET DRX CORPORATION, a Delaware corporation

By:

Richard Johnston Chairman, Compensation Committee Board of Directors

Dated:

“Employee”

Gene E. Burleson, in his individual capacity

Dated:

[Signature Page to Employee Confidentiality and Assignment of Creative Works Agreement]